Exhibit 99.1

March 16, 2006	CONTACT: Phone: 24-Hour:	Rita Sipe 704/382-8609 704/382-8333, Option 1

Duke Power Selects Cherokee County Site for Nuclear Plant Application

•	Duke Power enters agreement with Southern Company on potential Cherokee project

•	Duke Power to consider early site permit applications for additional nuclear projects in North Carolina and South Carolina

•	Media teleconference Thursday, March 16, at 1 p.m. ET. Media may dial in at 800/807-8494 to hear the briefing and participate in the question and answer period.

CHARLOTTE, N.C. - Duke Power has selected a site in Cherokee County, S.C., for a potential new nuclear power plant. Duke Power also announced it has entered into an agreement with Southern Company to evaluate potential plant construction at this jointly owned location.

With selection of the Cherokee County site, Duke Power is moving forward with previously announced plans to develop an application to the U.S. Nuclear Regulatory Commission (NRC) for a combined construction and operating license (COL) for two Westinghouse AP1000 (advanced passive) reactors. Each reactor is capable of producing approximately 1,117 megawatts.

The COL application submittal to the NRC is anticipated in the late 2007 or early 2008 time frame. Submitting the COL application does not commit either company to build new nuclear units. The companies will decide whether to proceed with plant construction at a later date.

“We identified multiple sites in our service territory as good locations for a possible new station,” said Brew Barron, Duke Power chief nuclear officer. “We appreciate the positive support for nuclear generation we received from communities in North Carolina and South Carolina, as well as state and local organizations. After months of review, the Cherokee County site was selected.”

“The joint investment with Southern Company on this baseload generation project offers benefits to the region, as well as to both companies,” said Ruth Shaw, president and chief executive officer of Duke Power. “Southern Company is a well respected nuclear operator and we are pleased to have the opportunity to share the nuclear expertise of both our companies on this project.”

The agreement between Duke Power and Southern Company is part of each company’s long-term generation planning strategy for meeting growing customer electricity needs. Under the agreement, Duke Power would develop and serve as the licensed operator of any generating units built at the Cherokee site, with Southern Company as co-owner.

In addition to selecting the Cherokee County location for a COL application, Duke Power is considering the preparation of early site permit (ESP) applications for locations in Oconee County, S.C., and Davie County, N.C. Early site permits enable companies to complete environmental and site suitability reviews, and obtain approval from the NRC for potential nuclear plant sites in advance of requesting a license to build and operate a plant.

“Evaluating early site permit applications for Oconee and Davie counties further ensures generation options for our customers well into the future,” said Barron.

Duke Power is also evaluating potential new coal and gas plants, seeking bids from the wholesale power market and continuing to focus on conservation programs and renewable technologies.

Duke Power, a business unit of Duke Energy, is one of the nation’s largest electric utilities and provides safe, reliable, competitively priced electricity and value-added products and services to more than 2 million customers in North Carolina and South Carolina. The company operates three nuclear generating stations, eight coal-fired stations, 31 hydroelectric stations and numerous combustion turbine units. Total system generating capability is approximately 19,900 megawatts. More information about Duke Power is available on the Internet at: http://www.dukepower.com.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors could cause actual results to differ materially from those in the forward-looking statements herein are discussed in Duke Energy’s 2005 Form 10-K and other filings with the Securities and Exchange Commission.

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